Exhibit 99.1

Final

Company Contact: Craig Johnson	Media Contact: David Schull	Investor Contact: Rhonda Chiger
TorreyPines Therapeutics, Inc.	Russo Partners, LLC	Rx Communications
858-623-5665, x158	212-845-4271	917-322-2569
cjohnson@torreypinestherapeutics.com	david.schull@russopartners.com	rchiger@RxIR.com

TorreyPines Therapeutics Strategically Repositions as Development Company

Focusing on Three Versatile Lead Compounds

- Plan Includes Shut Down of Discovery Operations and

Expansion of Business Development Activities -

LA JOLLA, CA, September 25, 2008 – TorreyPines Therapeutics, Inc. (NASDAQ: TPTX) today announced that it will transition from a discovery and development company to a development-only company, focusing on its three clinical development programs. As a result, TorreyPines will streamline operations through the shut down of its discovery operations, and seek to monetize non-core assets through the expansion of its business development efforts. On September 30, 2008, the company will reduce its work force by approximately 50 percent, primarily in the area of discovery. As a result of this restructuring the company expects to decrease its spending going forward. The company will retain 13 employees supporting preclinical, clinical, business development, and administrative activities.

TorreyPines’ 2008 strategic plan, as presented in February 2008, is intended to maximize the value of the company’s clinical stage product candidates: tezampanel, NGX426 and NGX267. By year end 2008 TorreyPines Therapeutics will:

•

Conduct an end-of-Phase II meeting with the U.S. Food and Drug Administration (FDA) to discuss the Phase III program for tezampanel in acute migraine headache. The end-of-Phase II meeting with the FDA is scheduled for September 29th. As reported in October 2007, tezampanel, an AMPA/kainate receptor antagonist, met its primary endpoint of headache pain relief in a double-blind, placebo-controlled Phase IIb trial in 306 patients with acute migraine headache. This trial marked the sixth clinical study demonstrating tezampanel’s effectiveness in the treatment of chronic pain.

•

Complete an ongoing Phase I single dose trial to evaluate the analgesic effect of NGX426, the oral version of tezampanel, in a capsaicin model of hyperalgesia. This trial will provide data related to the onset, magnitude and duration of effect of NGX426 and will help guide the direction of the NGX426 Phase II program. In addition, the company will initiate a Phase I multiple dose trial of NGX426 to provide a platform for conducting chronic dosing clinical trials.

•

Complete an ongoing Phase II trial of NGX267 in xerostomia, or dry mouth, secondary to Sjogren’s syndrome. The company has demonstrated the safety of single and multiple doses of NGX267, a muscarinic agonist, in three Phase I trials involving healthy volunteers.

•	Complete the shut down of its discovery operations in connection with the planned conclusion on September 30, 2008 of the Alzheimer’s disease genetics collaboration with Eisai Co., Ltd.

TorreyPines will continue to actively seek a development partner for its clinical compounds: tezampanel, NGX426 and NGX267. In addition, the company will look to monetize its gamma-secretase modulator (GSM) and Alzheimer’s disease genetics programs, as well as its compounds: phenserine, Posiphen™ and bisnorcymserine.

About TorreyPines Therapeutics

TorreyPines Therapeutics, Inc. is a biopharmaceutical company committed to providing patients with better alternatives to existing therapies through the research, development and commercialization of small molecule compounds. The company’s goal is to develop versatile product candidates, each capable of treating a number of acute and chronic diseases and disorders such as migraine, chronic pain, muscle spasticity, xerostomia and cognitive disorders. The company is currently developing three product candidates: two ionotropic glutamate receptor antagonists and one muscarinic receptor agonist. Further information is available at www.torreypinestherapeutics.com.

This press release contains forward-looking statements or predictions. Such forward-looking statements include, but are not limited to, statements regarding the plans for holding an end of Phase II meeting with the FDA, the potential for tezampanel and NGX426 as treatments for acute migraine and other indications, the potential for NGX426 to be analgesic, the anticipated timing of results for the NGX426 study in a model of capsaicin-induced pain, the anticipated timing of initiation of a Phase I multiple dose trial of NGX426, the potential for NGX267 as a treatment for xerostomia secondary to Sjogren’s syndrome, the anticipated timing of results from the study of NGX267 as a treatment for xerostomia secondary to Sjogren’s syndrome, the anticipated timing of the shut down of discovery operations, the ability to partner any of the company’s product candidates or programs, and the ability to monetize non-core assets . Such statements are subject to numerous known and unknown risks, uncertainties and other factors, which may cause TorreyPines’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements, including whether any preclinical studies or clinical trials, either ongoing or conducted in the future, will prove successful, and if successful, whether the results can be replicated; whether safety and efficacy profiles of any of the company’s product candidates will be established, or if established, will remain the same, be better or worse in future clinical trials, if any; whether pre-clinical results will be substantiated by ongoing or future clinical trials, if any, or whether any of the company’s product candidates will be able to improve the signs or symptoms of their respective clinical indication; whether any of the company’s product candidates will support a filing for marketing approval, will be approved by the regulatory authorities, or if approved, will prove competitive in the market; or whether the necessary financing to support the company’s product development programs will be available. In particular there is no guarantee that clinical trials of any of the company’s product candidates will be completed on schedule or that results of these clinical trials will be reported within the anticipated timeframe, that tezampanel or NGX426 will successfully treat migraine and/or other indications for which they are developed, that the End of Phase II meeting will be held in the anticipated time frame, that NGX267 will successfully treat xerostomia secondary to Sjogren’s syndrome, that TorreyPines will be able to complete the necessary development work and receive regulatory approval for tezampanel, NGX426 or NGX267 or that TorreyPines will be able to reach agreement with a partner for any of the product candidates or programs on terms that are acceptable to TorreyPines. These and other risks which may cause results to differ are described in greater detail in the “Risk Factors” section of TorreyPines’ annual report on Form 10-K for the year ended December 31, 2007 and TorreyPines other SEC reports. The forward-looking statements are based on current information that is likely to change and speak only as of the date hereof.

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